Exhibit 3.1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF STAR PEAK CORP II

Star Peak Corp II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

ONE: The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 8, 2020 under the name Star Peak Corp II (the “Original Certificate”). The Original Certificate was amended by the Amended and Restated Certificate of Incorporation of the Corporation, which filed with the office of the Secretary of State of the State of Delaware on January 8, 2021 (the “Certificate of Incorporation”).

TWO: This Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and further amends the provisions of the Certificate of Incorporation, has been duly adopted by the Board of Directors (the “Board of Directors”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

THREE: Effective as of September 29, 2021, the text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

ARTICLE I
name

The name of the Corporation is Benson Hill, Inc.

ARTICLE II
registered office and agent

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III
purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

capital stock

Section 1.                Authorized Shares. This Corporation is authorized to issue 440,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

Section 2.                Vote to Increase or Decrease Authorized Shares. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, without a separate class vote of the holders of the Preferred Stock, or any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation (as defined below).

Section 3.                Rights of Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

Section 4.                Rights of Common Stock. Except as shall otherwise be stated herein or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions. The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock.

(a)               Voting Rights. Except as otherwise provided herein or required by law, each holder of Common Stock shall be entitled to one vote for each such share on any matter that is submitted to a vote of stockholders and shall otherwise have the rights conferred by applicable law in respect of such shares.

(b)               Dividends. Subject to the rights of each series of the Preferred Stock, dividends, or other distributions in cash, securities or other property of the Corporation may be declared and paid or set apart for payment upon the Common Stock by the Board of Directors from time to time out of any assets or funds of the Corporation legally available for the payment of dividends, and all holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis.

(c)               Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled in preference to the Common Stock in accordance with the terms of any outstanding Preferred Stock and applicable law, the remaining net assets and funds of the Corporation shall be distributed pro rata to the holders of the Common Stock and the holders of any Preferred Stock, but only to the extent that the holders of any Preferred Stock shall be entitled to participate in such distributions in accordance with the terms of any outstanding Preferred Stock or applicable law. A consolidation or merger of the Corporation with or into another corporation or corporations or a sale, whether for cash, shares of stock, securities or properties, or any combination thereof, of all or substantially all of the assets of the Corporation shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4(c) of this ARTICLE IV.

(d)               No Pre-Emptive Rights. No holder of Common Stock shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration, or by way of dividend.

ARTICLE V

board of directors

Section 1.                Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate or the Bylaws of the Corporation (the “Bylaws”), the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2.                Board Size. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of authorized directors constituting the Board of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office.

Section 3.                Election of Directors. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot. The vote required for election of a director by the stockholders at a meeting of stockholders shall, except in a contested election, be the affirmative vote of a majority of the votes cast in favor or against the election of a nominee at a meeting of stockholders. In a contested election, the directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of stock entitled to vote in such election. For purposes of this Article V, Section 3, (i) a “contested election” means that as of the record date for the meeting at which the election is held, there are more nominees for election than positions on the Board of Directors and (ii) a “majority of the votes cast” means that the number of votes cast in favor of the election of a director exceeds the number of votes cast against the election of that director.

Section 4.                Term of Office of Directors. The directors shall be elected or appointed for a term of office continuing until the next annual meeting of stockholders of the Corporation. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal from office. Any director may resign at any time upon notice to the Corporation given in writing by any electronic transmission permitted in the Bylaws or in accordance with applicable law.

Section 5.               Removal of Directors. Any director may be removed from office by the stockholders of the Corporation only for cause by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 6.                Vacancies. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors shall be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders of the Corporation and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VI
AMENDMENT OF THE GOVERNING DOCUMENTS

Section 1.                Amendment of the Certificate of Incorporation. Prior to September 29, 2024 (the “Sunset Date”), Articles V, VI, VII, VIII, IX, X, XI and XII of this Amended and Restated Certificate may only be amended or repealed by the affirmative vote of at least 66-2/3 percent of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote upon such amendment or repeal, voting as a single class. On or after the Sunset Date, Articles V, VI, VII, VIII, IX, X, XI and XII of this Amended and Restated Certificate may only be amended or repealed by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote upon such amendment or repeal, voting as a single class. Except as expressly provided herein, the Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate, or any amendment thereto, in the manner now or hereafter provided by statute, and any and all rights conferred upon the stockholders herein is subject to this reservation.

Section 2.                Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Bylaws. Prior to the Sunset Date, the Bylaws may also be adopted, amended or repealed by the affirmative vote of at least 66-2/3 percent of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote upon such adoption, amendment or repeal, voting as a single class. On or after the Sunset Date, the Bylaws may also be adopted, amended or repealed by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote upon such adoption, amendment or repeal, voting as a single class. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

ARTICLE VII

stockholder ACTION

Section 1.                No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

Section 2.                Special Meetings. Special meetings of stockholders may be called only by (i) the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office; (ii) the Chairman of the Board of Directors; (iii) the Chief Executive Officer of the Corporation; or (iv) the Secretary of the Corporation at the request of the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation then entitled to vote.

Section 3.                No Stockholder Action by Written Consent Without a Meeting. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE VIII
limitation of director liability and indemnification

Section 1.                Director Exculpation. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended, after approval by the stockholders of this ARTICLE VIII, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2.                Indemnification. To the fullest extent permitted by the applicable laws of the State of Delaware, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether brought by or in the right of the Corporation (including whether to procure a judgment in its favor) or otherwise, whether civil, criminal, administrative, legislative, investigative or other nature and including any and all appeals (collectively, each a “Proceeding”) by reason of the fact that such person is or was a director or officer of the Corporation, or while a director of the Corporation or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an “indemnitee”), against all liability and loss suffered and expenses, including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes, damages, claims, penalties and amounts paid in settlement actually and reasonably incurred by such indemnitee in connection with such Proceeding. Expenses (including attorneys’) fees incurred by an indemnitee in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor and an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal that the indemnitee is not entitled to be indemnified under this Article VIII, Section 2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Article VIII, Section 2 shall be contractual rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Article VIII, Section 2, except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a Proceeding (or part thereof) initiated by such indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII, Section 2 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Amended and Restate Certificate as it may be further amended from time to time, the Bylaws or any statute, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

Section 3.                Vested Rights. Any repeal or amendment of this Article VIII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Article VIII, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 4.                No Limitation. This Article VIII shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
Business combinations

Section 1.                Stockholder Approval. Prior to the Sunset Date, (i) no acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is a party (including, without limitation, any stock acquisition, reorganization, merger, consolidation or statutory share exchange, but excluding any sale of stock for capital raising purposes and any transaction effected primarily for purposes of changing the Corporation’s jurisdiction of incorporation), in each case. other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly owned subsidiary immediately following such acquisition, its parent) and (ii) no sale of all or substantially all of the assets of the Corporation (clause (i) and (ii) collectively, “Liquidity Event”) shall be valid unless first approved by the affirmative vote of at least 66-2/3 percent of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote on such matters, voting as a single class. On or after the Sunset Date, no Liquidity Event shall be valid unless first approved by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote on such matters, voting as a single class.

ARTICLE X
corporate opportunity doctrine

Section 1.                Corporate Opportunities. To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (a) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (b) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

Section 2.                Amendments. Neither the alteration, amendment, addition to or repeal of this Article X, nor the adoption of any provision of this Amended and Restated Certificate (including any Preferred Stock Designation) inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate, the Bylaws or applicable law.

ARTICLE XI
forum selection

Unless the Corporation consents in writing to the selection of an alternative forum, (i) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Corporation, (c) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, (d) any action to interpret, apply, enforce or determine the validity of any provisions of this Amended and Restated Certificate or the Bylaws, or (e) any other action asserting a claim against the Corporation governed by the internal affairs doctrine and (ii) notwithstanding anything to the contrary herein, the federal district court for the District of Delaware (or, in the event such court does not have jurisdiction, the federal district courts of the United States) shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than the applicable courts specified in the immediately preceding sentence (a “Foreign Action”) in the name of any stockholder, such stockholder shall, to the fullest extent permitted by applicable law, be deemed to have consented to (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce clause (i) the preceding sentence, (y) the personal jurisdiction of the federal district courts of the United States in connection with any action brought in any such court to enforce clause (ii) the preceding sentence, and (z) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. This provision will not apply to claims arising under the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE XI.

ARTICLE XII
miscellaneous

If any provision of this Amended and Restated Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amended and Restated Certificate, and the court shall replace such illegal, void or unenforceable provision of this Amended and Restated Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Amended and Restated Certificate shall be enforceable in accordance with its terms.

* * *

IN WITNESS WHEREOF, this Amended and Restated Certificate has been executed by a duly authorized officer of this Corporation on this 29 day of September, 2021.

/s/ Eric Scheyer
By:	Eric Scheyer
Title:	Chief Executive Officer

Signature Page - Second Amended and Restated Certificate of Incorporation